Exhibit 10.1


                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

        THIS AGREEMENT (this "Agreement"), dated July 12, 2004, is entered into by and among (A) PLIANT SOLUTIONS CORPORATION, a Utah corporation (hereinafter "Seller"), (B) PLIANT CORPORATION, a Utah corporation (hereinafter "Pliant"), signing only in regards to its representations and warranties in Sections 2.1,
2.2 and 2.3 and its obligations pursuant to Section 6.14 and Section 11 below, and (C) KITTRICH CORPORATION, a California corporation (hereinafter "Buyer").

                                    RECITALS

         WHEREAS, Seller is engaged in the business of the manufacture, distribution and sale of Con-Tact Branded, Decotac Branded, and private label (Martha Stewart) self-adhesive and non-adhesive decorative coverings, in various forms and materials, for use as a protective and/or decorative covering for shelves, drawers, other surfaces and decoration to the retail, wholesale and educational marketplace (the "Business"); and

         WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to transfer, sell, convey, assign and deliver to the Buyer, and the Buyer desires to acquire from the Seller, substantially all of the assets of the Seller used in the Business, in accordance with the terms and subject to the conditions of this Agreement (the "Transaction").

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale. Except for the Excluded Assets set forth in
Section 1.2 below, at the Closing (defined below), Seller will sell to Buyer and Buyer will purchase from Seller substantially all of the assets of Seller arising from or used in the conduct of the Business at the Closing Date (defined below) (hereinafter collectively referred to as the "Purchased Assets"). The Purchased Assets shall be set forth on Exhibit 1.1 and shall include, without limitation, the following (except to the extent any of the following are Excluded Assets) at the Closing Date:

                  (a) Tangible Personal Property. All of Seller's fixtures, furnishings, furniture, office equipment and supplies, vehicles, machinery and equipment (including computers and all hardware related thereto), and other tangible personal property (other than inventory which is addressed below) and all other fixed assets owned by Seller, wherever located.
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                  (b) Records. All books and records relating to the Business or the Purchased Assets, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, accounting and financial records, sales and property tax records and returns, sales records, customer and supplier data, building and machinery diagrams, maintenance records, personnel and labor relation records, environmental records and returns, files, papers, books and all other public and confidential business records, whether such records are in hard copy form or are electronically or magnetically stored, excluding only the income tax records and returns (except as provided in Section 6.2), corporate minute books and stock records of Seller;

                  (c) Inventory. All inventories and other supplies pertaining to the Business on hand or at third party premises or in transit (including raw materials, work-in-process and finished goods) and including any rights of Seller to warranties received from suppliers with respect to the Purchased Assets or the Business.

                  (d) Intellectual Property. All of Seller's interests and rights to all United States and foreign registered, pending and common law, trade names, service marks, trademarks, domain names, web sites and logos, and computer software relating to the Business or the Purchased Assets, all United States and foreign issued and pending patents, all telephone numbers, all United States and foreign copyrights, rights of publicity, franchises and all technology rights and licenses, including computer software, all customer lists, pricing and marketing information and all other proprietary information or property relating to the Business or business prospects and any improvements, updates, enhancements or modifications related to any of the foregoing.

                  (e) Other Intangibles. All of Seller's rights, title and interest in and to franchises, licenses, permits, certificates, approvals and all other government and commercial authorizations, as well as options, warrants and purchase rights, and any inventions, developments and ideas related to the Business.

                  (f) Accounts Receivable. All of Seller's accounts receivable and notes receivable outstanding at the Closing relating to the Business.

                  (g) Contracts. All of Seller's rights, claims and privileges arising from those unshipped orders, customer contracts, outstanding offers, agreements for the sale, purchase or lease of goods or services, and all other contracts as of the Closing Date relating to the Business or the Purchased Assets which shall be expressly set forth on Exhibit 1.1(g), an update of which will be delivered by Seller to Buyer no later than three (3) business days prior to the Closing Date (the "Outstanding Orders").

                  (h) Goodwill. All goodwill with respect to the Business.

                  (i) Claims Against Third Parties. All of Seller's rights to claims, actions, suits, proceedings, unfulfilled judgments, or choses (?) in action against third parties, refunds (including but not limited to sales and other tax refunds other than income tax refunds), rebates, insurance proceeds and claims in favor of the Seller related to losses, claims or property damages that relate to the Purchased Assets, but excluding any claims
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         by Seller against the Buyer or its affiliates arising as a result of this Agreement or the Transaction.

                  (j) Permits. All of Seller's right, title and interest in federal, state, local and other governmental and regulatory licenses, permits, orders, approvals and authorizations which relate to, or are necessary to conduct the Business (except to the extent that Buyer will not be conducting the Business in the same location as the Business operates at the Closing) or to use or own the Purchased Assets to the extent they are transferable (the "Permits").

                  (k) Other Assets. Any and all other assets owned and used in the operation of the Business.

         1.2 Excluded Assets. The Purchased Assets shall not include, and Seller shall retain all of its right, title and interest in and to, and shall not transfer to Buyer the assets of Seller set forth on Exhibit 1.2 (the "Excluded Assets"). The Excluded Assets shall include the following:

                  (a) Real Property. All of Seller's rights, title and interest to all real property leased by Seller in Ohio (including all buildings, improvements and structures located thereon and appurtenances belonging thereto).

                  (b) Cash. All of Seller's cash, cash equivalents, certificates of deposit, bank accounts, and securities.

                  (c) Prepaid Items and Tax Refunds. All of Seller's prepaid expenses, deposits and other similar items and income tax refunds.

         1.3 Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Purchased Assets provided for in this Agreement and the other agreements and obligations of Seller provided for in this Agreement and in the Transaction Documents (hereinafter defined), Buyer agrees to pay to Seller at the Closing an aggregate cash purchase price of $10,000,000 (the "Purchase Price"), to be paid by delivery to Seller funds by wire transfer to Seller's account.

         1.4 Assumption of Liabilities. Provided that the Transaction is consummated and as a precondition of the sale of the Purchased Assets to Buyer, Buyer agrees that it will assume and discharge, and will indemnify Seller against (i) the Outstanding Orders and (ii) the liabilities, obligations and commitments relating to the Purchased Assets and the Business which arise, are incurred or accrue after the Closing Date (the "Assumed Liabilities"). Seller shall be responsible for all other liabilities of Seller other than the Assumed Liabilities.

         1.5 Asset Test. At the Closing, the Purchased Assets shall have Asset Value of at least $13,500,000 (the "Minimum Asset Value"). "Asset Value" means, with respect to the Purchased Assets: (i) the sum of the value of (A) accounts receivable, and (B) inventories, as of the date immediately preceding the Closing Date (ii) appropriate reserves to be established on the Closing Balance Sheet as finally determined by the parties pursuant to this Section 1.5. Any
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excess or deficiency in the Minimum Asset Value (the "Asset Value Adjustment")
will be paid as follows:

                  (a) Not later than sixty (60) days after the Closing, Buyer will, at its expense, prepare and deliver to Seller the closing balance sheet of Seller as of the Closing Date reflecting the Purchased Assets and setting forth the mutually agreed upon reserves for accounts receivable and inventory (the "Closing Balance Sheet"), together with a calculation of the Asset Value Adjustment. Buyer will permit Seller and its representatives to observe and/or review the procedures used in preparing such calculations, and Seller shall provide reasonable assistance in connection therewith as requested by Buyer. The Asset Value Adjustment thus calculated shall be final and binding on all parties hereto unless, within 20 days after such delivery, Seller gives written notice of objection (a "Notice of Disagreement") to the Asset Value Adjustment thus calculated, specifying in reasonable detail one or more aspects which is not consistent with this Section 1.5. Promptly following receipt of a timely Notice of Disagreement, Buyer and Seller will attempt to reach agreement within 30 days. If the matter is not resolved by written agreement between Buyer and Seller within 30 days of the date of receipt of the Notice of Disagreement, within 30 days thereafter either Buyer or Seller may submit the dispute to a mutually agreed upon national accounting firm who at such time shall certify in writing to the Buyer and the Seller that they have not been engaged by such parties or any of their respective affiliates for a period of no less than three (3) years prior to its receipt of such notice or if such accounting firm is unwilling or unable to so certify or accept such engagement such other major national accounting firm selected and mutually agreed upon by the parties (the "Arbitrating Accounting Firm"). In the event the parties cannot agree on an Arbitrating Accounting Firm, Buyer and Sellers accounting firms shall agree on a Arbitrating Accounting Firm. In the event of such submission, the Arbitrating Accounting Firm shall resolve the issues stated in each timely-delivered Notice of Disagreement (and no other issues), using such further procedures, if any, as it determines to be reasonably necessary, with a view towards completing such determination within 30 days of such submission. Such determination will be final, binding and non-appealable on Buyer and Seller. Each side shall bear its own costs in connection with any determination by the Arbitrating Accounting Firm, and the fees and expenses of the Arbitrating Accounting Firm will be shared equally by both sides.

                  (b) If the final and binding Asset Value determined pursuant to Section 1.5(a) is greater than the Minimum Asset Value, the Buyer will pay the Asset Value Adjustment to Seller to one or more accounts specified by Seller and if the final and binding Asset Value is lower than the Minimum Asset Value, the Asset Value Adjustment will be paid by Seller to the Buyer by payment to one or more accounts specified by the Buyer. Any payment under this Section 1.5(b) shall be made in immediately available funds within 5 business days after the Asset Value determination becomes final and binding pursuant to Section 1.5(a).

         1.6 Accounts Receivable. To the extent that the parties mutually agree in good faith that any deductions are necessary to the accounts receivable purchased by Buyer hereunder as a result of customer credits, refunds, rebates or other charges prior to March 31, 2005, and such deductions are (i) in excess of any accounts receivable reserves established and finally

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determined pursuant to Section 1.5, and (ii) relate to events arising prior to the Closing, Buyer may offset an amount equal to such deductions from the monthly royalty payments due under the IP Transition Services and Consulting Agreement pursuant to Section 6.3. Any amounts so offset shall not constitute Damages pursuant to Section 11.1 and shall not be used to determine whether the Threshold (hereinafter defined) has been exceeded. In the event the parties are unable to agree pursuant to this Section 1.6, such dispute shall be resolved as provided in Section 1.5. Except such dispute shall be assigned to such Arbitrating Accounting Firm and resolved within thirty (30) days of such assignment.

         1.7 Allocation of the Purchase Price. Buyer and Seller have agreed to the allocation of the Purchase Price, as attached hereto as Exhibit 1.7 (the "Allocation"). Buyer and Seller agree to use such Allocation in filing all required forms under the Code and not take any position inconsistent with such Allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation.

         1.8 Transfer Taxes. Any transfer Taxes, stamp duties, filing fees, registration fees, recordation expenses or other similar Taxes, fees, charges or expenses incurred by Seller or Buyer or any other party in connection with the Transaction, other than sales, income and related taxes, shall be paid by the Buyer. Notwithstanding the foregoing, the maximum amount to be reimbursed by Buyer for Seller incurred charges under this Section 1.8 shall be Thirty-Five Thousand Dollars and no/100 ($35,000.00).

                                   ARTICLE II.
               REPRESENTATIONS AND WARRANTIES OF PLIANT AND SELLER

         Pliant represents and warrants the following to Buyer:

         2.1 Corporate Organization, etc. Pliant is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

         2.2 Authorizations, etc. Pliant has full power and authority to enter into this Agreement and to carry out the transactions contemplated to be carried out by Pliant hereby. The Board of Directors of Pliant has duly authorized the execution and delivery of this Agreement, and no other corporate proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Pliant and constitutes a legal, valid and binding obligation of Pliant, enforceable against Pliant in accordance with its terms.

         2.3 No Violation. The execution and delivery by Pliant of this Agreement does not, and the consummation of the Transaction will not, (i) conflict with, or result in a violation of, any provision of the charter documents or bylaws of Pliant, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which Pliant is a party or to which the properties or assets of the Pliant is subject, (iii) create any Lien upon any of the properties or assets of Pliant, or (iv) to Pliant's knowledge constitute, or result in, a violation of any Law applicable to Pliant or any of the properties or assets of such parties.

         Seller represents and warrants the following to Buyer:

         2.4      Corporate Organization and Qualification of Seller.
                  --------------------------------------------------

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

                  (b) Seller is duly qualified or licensed to conduct the Business and is in good standing in each of the jurisdictions in which the nature of the Business makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a material adverse effect on the Business or the Purchased Assets.

                  (c) Seller has no subsidiaries.

         2.5 Authorizations, etc. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Seller and the shareholder of Seller have duly authorized the execution and delivery of this Agreement and the Transaction, and no other corporate proceedings on its part are necessary to authorize this Agreement and the Transaction. This Agreement and each Transaction Document have been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

         2.6 No Violation. Except as set forth in Exhibit 2.6, the execution and delivery by Seller of this Agreement and any Transaction Document do not, and the consummation of the Transaction will not, in any material respect, (i) conflict with, or result in a violation of, any provision of the charter documents or bylaws of Seller, (ii) to Seller's knowledge, constitute or result in a material breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which Seller is a party or to which the properties or assets of Seller are subject, (iii) create any Lien upon any of the properties or assets of Seller, or (iv) to Seller's knowledge, constitute, or result in, a violation of any Law applicable to the Seller or any of the properties or assets of such parties.

         2.7 Liabilities; Claims. Except for (a) liabilities fully reflected or reserved against in the financial statements related to the Seller, dated as of May 31, 2004, as supplemented by Seller for periods after May 31, 2004; (b) regular or usual liabilities and obligations incurred in the ordinary course of business of the Seller consistent with past practices, or which arise or accrue after the date of the financial statements but prior to the Closing; and (c) liabilities permitted by this Agreement, to Seller's knowledge, the Seller has no liabilities, obligations or claims which result from actions of Seller or other occurrences prior to the Closing.

         2.8 Consents. Except as set forth on Exhibit 2.8, no consent, approval, order or authorization of, notice to, or registration, declaration, or filing with any Person is necessary in connection with the execution and delivery of this Agreement and any related agreements by the Seller or the consummation by the Seller of the Transaction which, either individually or in the aggregate, if not obtained, would cause a material adverse effect on Seller's financial condition or the Business (the "Closing Consents").

         2.9 Accuracy of Financial Statements. Seller has delivered to Buyer Seller's unaudited balance sheets as of May 31, 2004, and the related statements of income for the five (5) month period then ended (the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with GAAP, (ii) have been maintained on a consistent basis for the periods covered thereby, are complete and correct in all material respects, and present fairly, in all material respects, the Assets, Liabilities and financial position of Seller as of the dates thereof and the results of operations and changes in financial position of Seller as of the dates and for the periods indicated, and (iii) to the extent GAAP would require such items to be disclosed therein, properly reflect all transactions, both ordinary and extraordinary, engaged in by Seller. Except as noted in the reports contained in the applicable Financial Statements, such Financial Statements and reports were rendered without qualification or exception and were not subject to any contingency. No event has occurred since the preparation of the Seller's Financial Statements that would require a restatement of the Seller's Financial Statements under GAAP other than by reason of a change in GAAP.

         2.10 Title and Related Matters. Except for the Excluded Assets, the Purchased Assets represent all of the assets used by Seller and Pliant in the operation of the Business as conducted on the date hereof. Except as set forth in Exhibit 2.10, Seller has good title to all of the Purchased Assets free and clear of all mortgages, security interests, liens, pledges, notes, bonds, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, royalties, charges or encumbrances of any kind or character. Seller owns or leases, directly or indirectly, all of the Purchased Assets.

         2.11 Litigation. Except as set forth on Exhibit 2.11, there is no suit, action or proceeding pending or to Seller's knowledge threatened against Seller or which, if adversely determined, would adversely affect the Purchased Assets nor, to Seller's knowledge, is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Seller having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

         2.12 Condition of Tangible Personal Property. Each Purchased Asset that is both an item of tangible personal property and reasonably required for the continued operation of the Business on a basis consistent with the past practices of the Business immediately prior to the Closing (other than Buyer conducting the Business in a different location) is in operating condition or repair adequate for its present use, reasonable wear and tear and routine or scheduled maintenance excepted.

         2.13 Absence of Certain Changes Or Events. Except as set forth on
Exhibit 2.13, since March 31, 2004, to Seller's knowledge, none of the following have occurred with respect to the Business or the Purchased Assets:

                  (a) any event, damage, destruction or loss, whether covered by insurance or not, except for reasonable wear and tear;

                  (b) any entry into any material commitment or material transaction which is not in the ordinary course of the business of the Business consistent with prior practice;

                  (c) any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization;

                  (d) any purchase, acquisition, or sale of any assets, other than in the ordinary course of business of the Business;

                  (e) any failure to pay when due any material obligation;

                  (f) any failure to operate the Business in the ordinary course of business with an effort to preserve the Business and the Purchased Assets intact, to keep available the services of their personnel, and to preserve the goodwill of their customers and others having business relations with them; or

                  (g) any agreement to do any of the things described in the preceding clauses (a) through (f) of this Section 2.13, other than as expressly contemplated or provided for in this Agreement.

         2.14 Outstanding Orders and Contracts. Exhibit 1.1(g) accurately identifies each Outstanding Order. Seller has delivered to Buyer accurate and complete copies of any Outstanding Order, including all amendments thereto. Each Outstanding Order is valid and in full force and effect, and, to Seller's knowledge, is enforceable by Seller in accordance with its terms. Seller is not in violation or breach of any Outstanding Order. To Seller's knowledge, there does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under (i) any Outstanding Order on the part of Seller or any other party thereto or would permit the modification, cancellation or termination of such Outstanding Order or (ii) any Outstanding Order or other contract of Seller, that would result in the creation of any Lien upon, or any Person acquiring any right to acquire, any of the Purchased Assets. To the Seller's Knowledge no other party to any Outstanding Order is in default thereunder or breach thereof. Seller has not received in writing any claim or threat that it has breached any of the terms and conditions of any Outstanding Order. The consent of, or the delivery of notice to, or filing with, any party to any Outstanding Order, is not required for the execution and delivery by the Seller of this Agreement and any Transaction Document or the performance of the obligations or transactions contemplated thereby.

         2.15     Tax Matters.  With respect to the Seller:

                  (a) Pliant and/or Seller has timely filed, subject to appropriate extensions, and prior to the Closing will timely file or appropriately extend, all requisite Seller Returns relating to any Taxes, that, if unpaid, might result in a Lien upon any of the Purchased Assets or a claim against Buyer, as required and when due for all taxable periods in accordance with provisions of law pertaining thereto, and each such Seller Return is or will be complete and accurate in all material respects. Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Seller may be liable.

                  (b) Seller has not engaged any third party to render tax advice ("Tax Advisor") whereby Seller paid to such Tax Advisor a minimum of $250,000 and whereby such Tax Advisor has limited the ability of Seller to disclose the Tax Advisor's tax strategies.

                  (c) Seller has duly paid all Taxes attributable to the Seller, the Purchased Assets and the Business or has set up adequate reserves for all Taxes payable by Seller attributed to the Purchased Assets or the Business, whether or not shown on any Return (as herein defined), and Seller has complied in all material respects with all applicable tax laws and agreements related to the operation of Seller, the Purchased Assets or the Business. Seller has withheld or collected all Taxes required to have been withheld or collected and paid by Seller on its behalf in connection with amounts paid or owing to any employees or other Person, and such withheld Taxes have either been duly paid to the proper governmental authority or adequately reserved for such purpose.

                  (d) There is no dispute, deficiency or claim concerning any liability for Taxes of Seller related to the Purchased Assets or the Business or otherwise on account of the foregoing claimed or raised by any taxing authority in writing, and there is no pending or, to the best of Seller's knowledge, threatened or anticipated audits or other investigations in respect of Taxes of Seller related to the Purchased Assets, the Business or otherwise on account of the foregoing.

                  (e) For purposes of this Agreement, "Taxes" means all material Federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and "Returns" shall mean all material returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

         2.16     Environmental.

                  (a) For purposes of this Section 2.16:

                           (i) "Hazardous Materials" means any hazardous,
                  infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is or becomes regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is: (i) defined as a "pollutant" pursuant to 33 U.S.C. ss. 1362(6);
                  (ii) defined as a "hazardous waste" pursuant to 42 U.S.C. ss. 6921; (iii) defined as a "regulated substance" pursuant to 42 U.S.C. ss. 6991; (iv) defined as a "hazardous substance" pursuant to 42 U.S.C. ss. 9601(14); (v) defined as a "pollutant or contaminant" pursuant to 42 U.S.C. ss. 9601(33);
                  (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

                           (ii) "Environmental Laws and Regulations" means all
                  limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any laws relating to pollution, nuisance, or the environment including, without limitation,
                  (i) the Federal Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.;
                  (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss. 9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 1101 et seq.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq.;
                  (v) the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. ss.ss. 6901 et seq.; (vii) the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; (viii) laws relating in whole or part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (ix) laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

                  (b) To the knowledge of Seller, there are no claims, investigations, litigations, administrative proceedings or Orders relating to any Hazardous Materials (collectively, "Environmental Claims") asserted against Seller related to Seller or where any of the Purchased Assets are located, or, to Seller's knowledge, relating to any real property currently or heretofore owned, leased or operated by Seller and used in the Business. To Seller's knowledge, the Seller has not caused or permitted any Hazardous Materials to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which is reasonably likely to form the basis for a material Environmental Claim against Seller.

                  (c) Except for matters which will not have a material adverse effect on the Business or the Purchased Assets:

                           (i) Seller has been and is currently in compliance,
                  in all material respects, with all applicable Environmental Laws;

                           (ii) to Seller's knowledge, no conditions currently
                  exist or have existed on any property where any Purchased Asset is located that would result in Buyer incurring any costs or expenses for damages, fines or clean-up costs as a result of actions or proceedings by any federal, state or local environmental protection agency or department or by any third party; and

                           (iii) there are no Hazardous Materials present on
                  Seller's facilities, except for Hazardous Materials used in the ordinary course of business which are stored in appropriate containers and for which permits have been obtained and are in effect or are present in a manner or in quantities which do not require issuance of permits under the Environmental Laws.

                           (iv) there are no actions pending or, to Seller's
                  knowledge, threatened against Seller that involve, or relate to, environmental conditions, environmental noncompliance, or the release, use or disposal of any Hazardous Materials of any property owned or leased by Seller, or where any Purchase Assets are located.

         2.17 Intellectual Property. To Seller's knowledge, Seller has good title to, and Exhibit 2.17 contains a detailed listing of, each copyright, trademark, trade name, service mark, domain name and patent and application and/or registrations related thereto used in the operation of the Seller as currently conducted (collectively "Intellectual Property Rights"). Except as otherwise set forth on Exhibit 2.17, all of said Intellectual Property Rights are free and clear of all royalty obligations, security interests, liens and encumbrances. Seller has taken all reasonable action to protect against and defend against, and has no knowledge of, any conflicting use of any Intellectual Property Rights, except as set forth in Exhibit 2.17. To Seller's knowledge, Seller does not have nor does Seller utilize any Intellectual Property Rights except those which are set forth in Exhibit 2.17. Except as set forth in Exhibit 2.17, Seller is not a party in any capacity to any material franchise, license, royalty or other agreement respecting or restricting any Intellectual Property Rights. The Intellectual Property Rights as currently used by Seller in the conduct of the business of the Seller do not infringe the Intellectual Property Rights of any third party, no product made, sold or distributed by the Seller, or service provided by the Seller, violates any license agreement between Seller and any third party, and to the knowledge of Seller, except as set forth in
Exhibit 2.17, there are no pending claims or demands by any third party to the contrary.

         2.18     Employment Matters.

                  (a) Employees. Seller is not a party to or bound by any union contracts, collective bargaining, union or labor agreements or other contract with any group of employees, labor union or employee representative(s), nor is Seller currently engaged in any labor negotiations, excepting minor grievances, nor is Seller the subject of any union organization effort. To the knowledge of Seller, Seller is in compliance with applicable legal requirements respecting employment and employment practices and terms and conditions of employment, including without limitation, health and safety and wages and hours, noncompliance with which would have a material adverse effect on the Business or the Purchased Assets. No unfair labor practice complaint is pending against Seller before the National Labor Relations Board or other Governmental Agency pursuant to which Seller has been served notice of, nor, to the knowledge of Seller, is there any labor dispute, strike, slowdown or work stoppage pending or threatened against Seller.

                  (b) All ERISA plans, agreements, arrangements and commitments maintained by Seller or for the Benefit of Seller's employees ("Seller's ERISA Plans") are legally valid and binding and in full force and effect, and there are no defaults or funding deficiencies thereunder. To the knowledge of Seller, none of Seller's ERISA Plans has participated in, engaged in or been a party to any prohibited transaction as defined in ERISA or the Code, and there are no material claims pending or, to the knowledge of Seller, overtly threatened, against Seller involving any of Seller's ERISA Plans.

         2.19 Independent Contractors. Exhibit 2.19 (i) lists the names and titles of all current independent contractors, including, but not limited to, sales representatives and distributors

("Independent Contractors") which have entered into contracts with Seller, (ii) a list of such contracts with each Independent Contractor and the date of termination for each such contract, and (iii) lists the aggregate commission paid to each Independent Contractor since December 31, 2002 and all accrued and unpaid commissions as of the date hereof.
Each Independent Contractor's contract is "at will." To Seller's knowledge, there are no pending claims or actions which have been asserted or instituted by an Independent Contractor or any other party related to an Independent Contractor under which Seller would have liability, contingent or otherwise.

         2.20 Accounts Receivable. Exhibit 2.20 sets forth a true and complete list of all Accounts Receivable and the aging thereof as of June 29, 2004.

         2.21 Products. To Seller's knowledge, all of the products produced or sold by Seller in connection with the Business (the "Products") at any time up to and including the sale thereof have been in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations.

         2.22 Permits. Exhibit 2.22 sets forth a list of all Permits possessed by Seller. To Seller's knowledge, Seller has all Permits necessary for the present conduct of the Business and all such Permits are in full force and effect and no suspension or cancellation of any of them is being threatened.

         2.23 Customers and Suppliers. Exhibit 2.23 is a complete list of all current customers and suppliers of Seller relating to the Business (the "Suppliers"). To Seller's knowledge, no Supplier and no current customer with respect to the Business, has notified Seller of any intention to cancel or otherwise terminate its business relationship with Seller related to the Business which cancellation or termination would materially alter the Business.

         2.24 Insurance. Exhibit 6.15 lists all current insurance policies of Seller related to the Business. Such policies are in full force and effect and shall be maintained in effect by Seller through the Closing Date.

         2.25 Brokers. Seller has not (a) retained any broker or finder in connection with the Transaction or (b) incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to the Transaction.

         2.26 Disclosure. To Seller's knowledge, the representations and warranties of the Seller herein, and in all exhibits and certificates furnished by or on behalf of the Seller to Buyer as required by this Agreement do not contain and will not contain any untrue statement of a material fact and, to Seller's knowledge, do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not untrue.

         2.27 Exclusivity of Representations. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, THE TRANSACTIONS DOCUMENT AND THE EXHIBITS HERETO AND THERETO ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY

IMPLIED WARRANTIES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SELLER HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                  ARTICLE III.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         3.1 Corporate Organizations, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

         3.2 Authorization. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

         3.3 No Violation. The execution and delivery by Seller of this Agreement and any Transaction Document do not, and the consummation of the Transaction will not, in any material respect, (i) conflict with, or result in a violation of, any provision of the charter documents or bylaws of Buyer, (ii) constitute or result in a material breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which Buyer is a party or to which the properties or assets of Buyer are subject, (iii) create any Lien upon any of the properties or assets of Buyer, or (iv) to Buyer's knowledge, constitute, or result in, a violation of any Law applicable to the Buyer or any of the properties or assets of such parties.

         3.4 Governmental Authorities; Consents. To Buyer's knowledge, Buyer is not required to submit any notice, report or other filing with and no consent, approval or authorization is required by any governmental authority in connection with Buyer' execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, notice to, or registration, declaration, or filing with any Person is necessary in connection with the execution and delivery of this Agreement and any related agreements by the Seller or the consummation by the Seller of the Transaction

         3.5 Financial Ability to Complete Transaction. Buyer will use its commercially reasonable best efforts to obtain the necessary financing so that it has the financial capability to complete the transactions contemplated hereby, including, without limitation, the ability to pay the Purchase Price on the Closing Date, and the ability to pay all amounts due under the agreements referenced in Article VI when such payments are due and owing.

                                   ARTICLE IV.
                             COVENANTS OF THE SELLER

         Except as otherwise consented to or approved by Buyer in writing, from the date hereof until the Closing, Seller covenants and agrees as follows:

4.1      Regular Course of Business.

         (a) Subject to the limitations set forth in Section 4.1(b) below, Seller shall use its commercially reasonable best efforts to do the following with respect to the Business or the Purchased Assets:

           (i) Conduct the Business only in the ordinary course of business, and Seller shall maintain and preserve the Business and the relationships with suppliers, customers and other persons doing business with the Business;

           (ii) Preserve and protect all of the Purchased Assets in good repair and condition, normal wear and tear excepted;

           (iii) Maintain the books and records of the Business in the usual and ordinary course of business;

           (iv)   Maintain present insurance coverage in full force and effect;

           (v) Pay accounts payable and other obligations when they become due and payable in the ordinary course of business;

           (vi) Collect Accounts Receivable in the ordinary course of business consistent with past practices;

           (vii) Pay all Taxes when due and file all Tax Returns on or before the due date therefore, unless appropriate extensions are received;

           (viii) Make appropriate provisions in the books and records of the Seller for Taxes relating to operations during such period; and

           (ix) Withhold all Taxes required to be withheld and remitted by or on behalf of Seller in connection with amounts paid or owing to any employee or other Person, and pay such Taxes to the proper governmental authority or make appropriate reserves for such Taxes in accounts for such purpose.

         (b) Seller shall not, without the prior written consent of Buyer which may be withheld in its reasonable discretion, do any of the following:

            (i) Enter into any agreement, contract, lease or other commitment that would materially impair the Purchased Assets or the Business, other than in the ordinary course of business;

            (ii) Create, assume or permit to exist any Lien upon any of Purchased Assets, whether now owned or hereafter acquired;

           (iii) Merge or consolidate, or agree to merge or consolidate, with or into any other entity;

            (iv) Waive, release, grant or transfer any material right, modify or change in any material respect any Outstanding Order;

             (v) Cancel, discount or otherwise compromise any Accounts Receivable or other indebtedness owing to Seller or any claims which Seller may possess or waive any rights of material value that would have an adverse effect on the Purchased Assets or the Business, except in the ordinary course of business;

            (vi) Sell or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business;

           (vii) Destroy or remove from the offices of Seller any Books and Records relating to the Purchased Assets or the Business;

          (viii) Commit any act or omit to do any act which will cause a breach of this Agreement or any Outstanding Order;

            (ix)  Violate any applicable law, regulation, statute or ordinance;
                  or

             (x) Change the pricing or terms for purchasing raw materials from suppliers or for sales to customers, except in the ordinary course of business.

        4.2 Financial Statements. Seller shall provide Buyer with any monthly, or other time period, financial statements prepared by Seller for periods between the date hereof and the Closing.

        4.3 Amendments. Except as required for the transactions contemplated in this Agreement, no change or amendment shall be made in Seller's certificate of incorporation or bylaws.

        4.4 Capital Changes. Seller will not issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock of any class.

        4.5 Access and Disclosure. Seller shall afford to Buyer and its counsel, accountants and other authorized representatives reasonable access during business hours to Seller' plants, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Seller and Seller will cause its officers and employees to furnish such additional financial and operating data and other information as Buyer shall from time to time reasonably request. From time to time prior to the Closing Date, Seller will promptly supplement or amend in writing information previously delivered to Buyer with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed.

         4.6 Consents. Seller and Seller will use reasonable efforts to obtain on or prior to the Closing Date all Closing Consents.

                                   ARTICLE V.
                               COVENANTS OF BUYER

         Buyer hereby covenants and agrees with Seller that:

         5.1 Contacts with Employees and Customers. Prior to Closing, Buyer shall refrain from contacting any employees of Seller and any customers of Seller outside the presence of the Seller's designated representatives, without the express prior consent of the Seller. The Seller shall be advised of when such contacts are proposed to occur, and shall have the opportunity to have a representative present.

         5.2 Fulfillment of Conditions. Buyer will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the failure to fulfill any such condition.

         5.3 Maintenance of Ability to Perform. Buyer shall take all reasonable and necessary steps and use its commercially reasonable best efforts to have in place all funds necessary to perform its obligations hereunder. Buyer shall, upon request, describe to, and regularly update Seller as to the status of its ability to perform, including providing documentation, if requested, limited to any loan commitments from lending institutions, and any changes that occur prior to Closing.

                                   ARTICLE VI.
                                OTHER AGREEMENTS

         Providing that the Closing occurs, Buyer and Seller covenant and agree that:

         6.1 Confidentiality; Nondisclosure. Subject to Section 6.14 and any other agreement between the parties related to Confidential Information the obligations of which are not changed or modifies hereby, each party will, and will cause its and its affiliates' and associates, principals, officers and other personnel and authorized representatives to, hold in strict confidence, and not disclose to any other party without the other party's prior consent, for a period of one year from the Closing Date or the termination of this Agreement all confidential and proprietary information received by it or its affiliates and associates, principals, officers and other personnel and authorized representatives from such party, and any of such party's officers, directors, employees, agents, counsel and auditors regarding the other party in connection with the Transaction except as may be required by applicable law or as otherwise contemplated herein, provided; however, that after the Closing Date, Buyer may disclose any information received with respect to the Business or the Purchased Assets or the Assumed Liabilities as it deems appropriate and, unless required by law upon advice of legal counsel, Seller shall not disclose any confidential or proprietary information regarding the Business, the Assumed Liabilities or the Purchased Assets without the prior written consent of the Buyer.

         6.2 Tax Cooperation. After the Closing, the parties shall, and shall cause their respective affiliates to, cooperate with each other as reasonably requested in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any material records and other material information necessary in connection therewith as well as reasonable access to, and the reasonable cooperation of, the auditors of such other party and its affiliates. After the Closing, the parties shall, and shall cause their respective affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Purchased Assets. Without limiting the generality of the foregoing, the parties will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all material tax returns, supporting work schedules and other records relating to the Purchased Assets for tax periods or portions thereof ending on or prior to the Closing Date. Any information obtained pursuant to this Section 6.2 relating to Taxes shall be kept confidential by the other party.

         6.3 IP Transition Services and Consulting Agreement. At the Closing, Seller and Buyer shall enter into a services and consulting agreement (the "IP Transition Services and Consulting Agreement"), in the form of Exhibit 6.3(a), whereby Seller will provide to Buyer certain transition and consulting services for a period of twenty four months, related to the intellectual property assets set forth on Exhibit 6.3(b) (the "Service IP") in exchange for $3,500,000 paid in substantially equal monthly installments as set forth in the IP Transition Services and Consulting Agreement.

         6.4 Supply Agreement. At the Closing, Seller and Buyer will enter into a supply agreement in the form of Exhibit 6.4 the term of which will begin on the day immediately following the Closing Date and continue until (i) March 31, 2005 or (ii) such other date which Buyer and Seller agree upon.

         6.5 Danville, Kentucky Services Agreement. At the Closing, Seller and Buyer will enter into a services agreement, in the form of Exhibit 6.5, pursuant to which Seller will provide to Buyer certain services at Seller's property located in Danville, Kentucky to enable Buyer to continue to operate the Purchased Assets for a period of time after the Closing ending as soon as practicable after the Closing but in no event on a date later than March 31, 2005.

         6.6 Consents and Approvals. All material consents from and filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause a material adverse effect on the Purchased Assets shall have been obtained and delivered to Buyer.

         6.7 Severance Payments. Seller shall pay any severance, bonus or any other payments and accrued vacation benefit payments required to be paid to Seller's employees resulting from the consummation of the Transaction and the termination of any of the employees of the Seller utilized in connection with the Business ("Termination Payments"). Buyer shall not be responsible for any Termination Payment nor shall Buyer be obligated to hire any employee of Seller utilized in connection with the Business before the Closing Date. To the extent Buyer hires any of Seller's employees at or after the Closing, Buyer will compensate such employees in accordance with its own compensation system and shall provide such employees with such other benefits, if any, including vacation and or severance payments and health and other benefits as Buyer in its sole discretion chooses.

         6.8 Atomic Contract. Upon execution of this Agreement, Seller will as soon as reasonably practicable provide AtomicBox, Inc. ("AtomicBox") notice of its intend to terminate that certain Amended and Restated Logistics Services Agreement between Seller and AtomicBox, as amended from time to time (the "Atomic Contract") on the date which is 180 days after such notice pursuant to the terms of the Atomic Contract. Seller shall make available to Buyer all benefits of the Atomic Contract between the Closing Date and the termination of the Atomic Contract. In addition, Buyer shall reimburse Seller for (i) costs and expenses incurred as a result of the termination of the Atomic Contract and (ii) costs incurred by Seller under the Atomic Contract incurred between the date which is 90 days after the termination notice is provide to AtomicBox and the date of the final termination of the Atomic Contract.

         6.9 Ohio Lease Termination. At or no more than five (5) days prior to the Closing, Seller shall provide notice to its landlord under its Ohio lease of its intent to terminate such lease at the end of its 30 day notice period. Buyer shall reimburse Seller for all rent payments incurred under such lease between the Closing Date and the date of termination of the lease. Buyer shall remove all Purchased Assets from the Ohio property prior to the termination of the lease or shall be responsible for all costs of holding over related to the failure to remove the Purchased Assets.

         6.10 Books and Records. Seller and Buyer shall either (a) preserve and keep all books and records pertaining to Seller, the Business or the Purchased Assets prior to the Closing Date for a period of seven (7) years from the Closing Date or (b) if any such party wishes to destroy any such records prior to the expiration of such seven (7) year period, give the other party no less than twenty (20) Business Days written notice thereof and at such party's sole expense an opportunity to copy or retrieve such books or records. During the seven (7) year period, the party holding such books and records shall make them available to other party or their representatives during normal business hours with reasonable prior notice for any reasonable business purpose.

         6.11 Notification of Certain Matters. Each party shall give prompt written notice to the other party of (i) any material inaccuracy in any representation or warranty made by such party (ii) any facts, events or occurrences which would cause such party to believe there is a material inaccuracy in any representation or warranty made by the other party, or (iii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and each party shall promptly advise the other party in writing of any facts or circumstances which would cause the representations and warranties of such party contained herein to be untrue at the Closing or which could reasonably make the satisfaction of one or more of the conditions of Closing impossible or unlikely to occur; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

         6.12 Further Assurances. Each party shall at the request of the other party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as the requesting party (or its counsel) may reasonably request, from time to time, to consummate more effectively the Transaction or to vest in Purchaser all of Seller's right, title and interest in the Transferred Assets.

         6.13 Publicity and Press Releases. Seller or Pliant may be required to make a public announcement of the signing of this Agreement at some time prior to Closing. No such announcement shall be completed without first receiving Buyer's comments to such public announcement or communication. No Party shall cause any oral or written communication to be publicly issued relating to this Transaction which disparages any other Parties or their affiliates, unless required by law or in connection with any arbitration or judicial proceeding to adjudicate a dispute arising under this Agreement or the Transaction Documents. The provisions of this Section shall survive the termination or the Closing Date of this Agreement. Notwithstanding the foregoing, nothing contained herein shall prohibit a Party hereto from publicly disseminating information concerning the operation of such Party's business after the Closing Date.

         6.14 Covenant Not to Compete. In partial consideration of the portion of the Purchase Price to be paid to Seller, Pliant, Seller and their respective subsidiaries (collectively, the "Selling Parties") and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

                  (a) Restricted Activities. For a period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the "Restricted Period"), the Selling Parties shall not, anywhere in any county or similar subdivision of any state or province (or similar subdivision) in the Territory, which shall be defined as the United States, its territories, possessions and Puerto Rico, Mexico, Central America, South America and each and every foreign country or state where the Seller currently conducts the Business, conduct or engage in the Business or any business which is substantially the same to the Business or, directly or indirectly own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit the Selling Parties' names to be used by, any Person (other than Buyer) engaged in the Business or any business which is substantially the same as the Business; provided, however, that the Selling Parties may own, directly or indirectly, solely as an investment, not more than five percent (5%) of any class of securities of any Person registered pursuant to the Securities Exchange Act of 1934, as amended.

                  (b) Confidential Information; Personal Relationships. If a Closing occurs, at all times during the Restricted Period, except as required by applicable law or by legal or regulatory process, the Selling Parties shall keep secret and retain in strictest confidence, and shall not use for the benefit of the Selling Parties or others, or disclose to others, all confidential information relating to the Business, including, without limitation, recipes, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, trade promotion and discount schedules, operational methods, employee lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans relating to the Business learned by the Selling Parties heretofore or hereafter, other than such information that is or becomes generally available to the public other than as a result of disclosure by Selling Parties.

                  (c) Rights and Remedies Upon Breach. If any of the Selling Parties breaches, or threatens to commit a breach of, any of the provisions of this Agreement (the "Restrictive Covenants"), then Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity.

                  (d) Severability of Covenants. The Selling Parties acknowledge and agree that the Restrictive Covenants are reasonable in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

                  (e) Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         6.15 Knowledge of Seller. Whenever a representation and warranty or other reference herein is made to the knowledge of Seller, such knowledge shall be deemed to consist only of the actual knowledge of Harold C. Bevis, Brian C. Johnson, and James Harder, after reasonable inquiry.

         6.16 Knowledge of Buyer. Whenever a representation and warranty or other reference herein is made to the knowledge of Buyer, such knowledge shall be deemed to consist only of the actual knowledge of Robert Friedland, after reasonable inquiry.

                                  ARTICLE VII.
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions by Seller unless waived in writing by Buyer:

         7.1 Representations and Warranties; Performance. The representations and warranties made by Seller herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Seller shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date; Seller shall have delivered to Buyer a certificate, dated the Closing Date, in the form designated Exhibit 7.1, certifying to such matters and the other conditions contained in this Article VII.

         7.2 Consents and Approvals. All Closing Consents and filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which either individually or in the aggregate, if not obtained, would cause a material adverse effect on Seller's financial condition or business shall have been obtained and delivered to Buyer.

         7.3 Other Documents. Seller will furnish Buyer with bills of sale and assignments with respect to the Purchased Assets and such other and further documents and certificates of its officers and others as Buyer shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

         7.4 Other Agreements. The Agreements described in Article VI (the "Transaction Documents") shall have been entered into and delivered.

                                  ARTICLE VIII.
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions by Buyer unless waived in writing by Seller:

         8.1 Representations and Warranties; Performance. The representations and warranties made by Buyer herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Buyer shall have performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying to the fulfillment of the conditions set forth herein, in the form designated as
Exhibit 8.1 and the other conditions contained in this Article VIII.

         8.2 Payment. The payment described in Section 1.3 shall have been made.
         8.3 Other Documents. Buyer will furnish Seller with such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

         8.4 Other Agreements. The Transaction Documents shall have been entered into and delivered.

                                   ARTICLE IX.
                                     CLOSING

         9.1 Closing. Unless the transactions contemplated hereby shall have been abandoned prior to the signing hereof, a closing (the "Closing") shall occur on the earlier of (i) five (5) business days after notice is received by either Buyer or Seller from the other party that the conditions to closing for each party have been fulfilled, and (ii) September 30, 2004, at such place or places as the parties shall mutually agree upon.

         9.2 Deliveries at Closing.

                  (a) At the Closing, Seller shall transfer and assign to Buyer all of the Purchased Assets and other agreements and certificates to be executed and delivered by Seller hereunder shall be duly and validly executed and delivered.

                  (b) At the Closing, Buyer shall transfer to Seller the Purchase Price and other agreements and certificates to be executed and delivered by Buyer hereunder shall be duly and validly executed and delivered.

                  (c) After the Closing, each party shall have the right to obtain copies of any financial records related to the Purchased Assets, in the possession of the other party, necessary for the preparation of such party's tax returns, and each party agrees to retain such records until the statute of limitations pertaining to the final tax returns filed by each party expires.

        9.3 Assumption of Liabilities. At Closing, Buyer and its successors and assigns shall assume the Assumed Liabilities.

                                   ARTICLE X.
                           TERMINATION AND ABANDONMENT

        10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                  (a) by mutual consent of Buyer and Seller;

                  (b) after October 1, 2004, if the Closing has not yet occurred, by (i) Seller if Seller is not in material breach of any of its representations, warranties, covenants, obligations or agreements pursuant to this Agreement ("Material Breach") or the (ii) Buyer if it is not in Material Breach of this Agreement,

                  (c) by Seller, if Seller is not in Material Breach of this Agreement and Buyer is in Material Breach, if Seller has first notified Buyer of the Material Breach and Buyer has had no less than ten (10) business days to cure such Material Breach; provided that the nature of the Material Breach is such that it may be cured;

                  (d) by Buyer, if Buyer is not in Material Breach of this Agreement and Seller is in Material Breach, if Buyer has first notified Seller of the Material Breach and Seller has had no less than ten (10) business days to cure such Material Breach; provided that the nature of the Material Breach is such that it may be cured; or

                  (e) by either Buyer or Seller, if the other party seeks protection in bankruptcy or similar proceeding or makes an assignment for the benefit of its creditors.

         10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) each party will upon request redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (b) no party hereto shall have any liability or further obligation to any other party to this Agreement;

                  (c) each party shall bear its own expenses.

         Notwithstanding the foregoing, in the event that this Agreement is terminated due to a Material Breach of this Agreement by any party pursuant to
Section 10.1, the non-breaching party shall have any rights it may have against the breaching party pursuant to Sections 11.1 or 11.2 below, as applicable, as well as any and all other rights under law or in equity.

                                   ARTICLE XI.
                                 INDEMNIFICATION

         11.1 Indemnification by Seller and Pliant. Seller agrees to indemnify Buyer and each of its shareholders, officers and directors, accountants, advisors agents and attorneys (collectively "Representatives") against any loss, damage, or expense (including but not limited to reasonable attorneys' fees) ("Damages"), incurred or sustained by Buyer and each of its Representatives as a result of (i) any breach of the obligations, covenants or agreements in this Agreement or any other Transaction Document by Seller; (ii) except for Outstanding Orders, the operation of the Business or the use or ownership of the Purchased Assets prior to or on the Closing Date, (iii) the use or ownership of the Excluded Assets or (iv) any breach or inaccuracy in any of the representations or warranties made by Seller in this Agreement. To the extent Seller is unable to indemnify Buyer as set forth in this Section 11, Pliant agrees to indemnify Buyer and each of its Representatives against any damages incurred or sustained by Buyer and each of its Representatives solely as a result of any breach or inaccuracy in the representations or warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.10, 2.15, 2.16 and 2.18(b). Pliant
shall not be required to indemnify Buyer for any matters other than as set forth in this Section 11.1 and/or for any matters which Seller has indemnified Buyer. The obligations of Seller and Pliant as set forth in this Section 11.1 shall be subject to and limited by the following:

                  (a) No claim for Damages shall be made until the cumulative amount of such Damages shall equal or exceed $150,000 (the "Threshold"), provided, however, once the Threshold is exceeded, Seller and/or Pliant shall indemnify Buyer for all Damages from the first dollar. Notwithstanding the foregoing, any claim for Damages for (i) willful misfeasance or fraud by the Seller or its Representatives, (ii) breach or inaccuracy in the representations set forth in Sections 2.1, 2.2, 2.4, 2.5 and 2.10, or (iii) breach of the obligations, covenants and agreements set forth in Sections 6.1 and 6.14, shall not be subject to the Threshold.

                  (b) Notwithstanding anything contained herein to the contrary, except for (i) willful misfeasance or fraud by the Seller or its Representatives, (ii) breach or inaccuracy in the representations set forth in Sections 2.1, 2.2, 2.4, 2.5 and 2.10, or (iii) breach of the obligations, covenants and agreements set forth in Sections 6.1 and 6.14, in which cases liability shall be limited to the Purchase Price paid by the Buyer, in no event shall the total aggregate liability of Seller and Pliant pursuant to Section 11.1 exceed $5,000,000 (the "Cap"). Under no circumstances shall the total aggregate liability of Seller and Pliant pursuant to this Agreement exceed the Purchase Price paid by the Buyer.

         11.2 Indemnification by Buyer. Buyer agrees to indemnify Seller and each of its Representatives against any Damages incurred or sustained by Seller and each of its Representatives as a result of (i) any breach of the obligations, covenants or agreements in this Agreement or any other Transaction Document by Buyer; (ii) except for Excluded Assets or otherwise expressly provided herein, the operation of the Business or the use or ownership of the Purchased Assets after the Closing Date or (iii) any breach or inaccuracy in any of the representations or warranties made by Buyer in this Agreement.

         11.3 Notice of Claims. Any party sustaining Damages shall give written notice to the other party stating specifically the basis for the claim for Damages, the amount thereof and shall tender defense thereof to the other party as provided in Section 11.4.
         11.4 Tender of Defense for Damages. Promptly upon receipt by any party ("Indemnified Party") of a notice of a claim by a third party which may give rise to a claim for Damages, Indemnified Party shall give written notice thereof to the other party ("Indemnifying Party"). If Indemnifying Party gives to Indemnified Party an agreement in writing, in a form reasonably satisfactory to counsel for all parties, to defend such claim for Damages, Indemnifying Party may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Indemnifying Party, in their sole discretion, shall elect and Indemnified Party shall execute such documents and take such steps as may be reasonably necessary in the opinion of their counsel to enable them to conduct the defense of such claim for Damages. If Indemnifying Party fails or refuses to defend any claim for Damages, Indemnifying Party may nevertheless, at their own expense, participate in the defense of such claim by Indemnified Party and in any and all settlement negotiations relating thereto. In any and all events, Indemnifying Party shall have such access to the records and files of Indemnified Party relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

                                  ARTICLE XII.
                            MISCELLANEOUS PROVISIONS

         12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Seller and Buyer.

         12.2 Waiver of Compliance; Consents. Any failure of Seller on the one hand, or Buyer on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Buyer or by Seller, respectively, or by their respective officers thereunto duly authorized, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

         12.3 Expenses. Each party will pay its own expenses incurred in connection with this Agreement and the transactions contemplated herein.

         12.4 Investigations; Survival of Warranties. The respective representations and warranties of Seller, Pliant and Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall survive for a period of one (1) year from the Closing Date, provided, however, the representation made pursuant to Section
2.16 shall survive for a period of five (5) years from the Closing Date and all representations and warranties made pursuant to Sections 2.2, 2.5, 2.10, 2.15,
2.17 (solely to the extent such representation relates to title), 2.18(b), 2.27, 3.2, 6.15, and 6.16 shall survive as long as permitted by law.

         12.5 Notices. All claims, notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail, return receipt requested, with postage paid:

                  (a) If to Buyer to:

                           Kittrich Corporation
                           14555 Alondra Blvd.
                           La Mirada, CA 90638
                            Telephone: (714) 736-1000
                           Telecopier: (714) 736-2000

                  with a copy to:

                           Jeffer, Mangels, Butler & Marmaro, LLP
                           1900 Avenue of the Stars
                           Los Angeles, CA 90067
                           Attention: Barry Burten
                           Telephone:  (310) 785-5359
                           Telecopier:  (310) 712-3359

                  (b) If to Seller to:

                           Harold C. Bevis
                           Brian Johnson
                         1475 Woodfield Road, Suite 700
                           Schaumburg, IL 60173
                              Phone: (847) 969-3330
                           Fax:  (847) 969-3338

                  with a copy to:

                           Steven L. Rist, Esq.
                           Sonnenschein Nath & Rosenthal LLP
                           4520 Main Street, Suite 1100
                           Kansas City, MO 64111
                           Telephone:  (816) 460-2400
                           Telecopier:  (816) 460-2652

         12.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party or parties.

         12.7 Governing Law. This Agreement shall be governed by the laws of the State of Delaware as to all matters including, but not limited to, matters of validity, construction, effect and performance.

         12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.9 Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

         12.10 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.11 Obligations to be Based Entirely on this Agreement. Buyer and Seller each acknowledge and warrant to each other that they wish to have all terms of this business relationship defined solely in and by this Agreement and the Transaction Documents. Recognizing the costs on all parties which attend uncertainty, Buyer and Seller each confirm that none of them wishes to enter into a business relationship with the other in which any terms or obligations are the subject of alleged oral statements or in which oral statements or non-contract writings which have been or may in the future be, exchanged between them, serve as the basis for creating rights or obligations different than or supplementary to the rights and obligations set forth herein. Accordingly, Buyer and Seller agree and promise each other that this Agreement supersedes and cancels any prior and/or contemporaneous discussions or writings (whether described as representations, inducements, promises, agreements or any other term), between Buyer or anyone acting on its behalf and Seller or anyone acting on its behalf, which might be taken to constitute agreements, representations, inducements, promises or understandings (or any equivalent to such terms) with respect to the rights and obligations of Buyer and Seller or the relationship between them. Buyer and Seller agree and promise each other that they have placed, and will place, no reliance on any such discussions or writings. In accordance with the foregoing, Buyer and Seller agree that this Agreement and the other Transaction Documents and agreements entered into in accordance with this Agreement constitute the entire agreement between the parties and contains all of the terms, conditions, rights and obligations of the parties with respect to the transactions contemplated by this Agreement and any other aspect of the relationship between the parties.

         12.12    Arbitrations of Disputes.

                  (a) Binding Arbitration. Except for the Adjudication provided for in Sections 1.5, 1.6 and 6.14 which shall not be subject to this
         Section 12.12, if any claim, dispute, or controversy (any or all of which shall hereinafter be referred to as the "Dispute" or the "Disputes") shall arise between the parties hereto with respect to the making, construction, terms, or interpretation of this Agreement or the Transaction Documents or any breach thereof, or the rights or obligations of any party hereto or thereto, the Dispute shall, in lieu of court action, be submitted to mandatory, binding arbitration upon written demand of either Party (the "Notice of Arbitration") in accordance with the procedures set forth below.

                  (b) Statute of Limitations. In no event shall a Notice of Arbitration shall be made after the date on which institution of a lawsuit based upon the facts giving rise to the Dispute would be barred by applicable statutes of limitation. If demand for arbitration is not made within such time period specified herein, the party alleging the Dispute shall be deemed to have waived and released the claim(s) and/or cause of action and shall be barred from demanding arbitration or pursuing any other remedy, at law or in equity, pertaining to the Dispute or to the facts and/or issues giving rise or relating to the Dispute.

                  (c) Form of Demand. Notice of the demand for arbitration shall be served by mail upon the party against whom arbitration is sought. Said notice shall be in conformity with Section 12.5 of this Agreement. The demand shall set forth a reasonable description of the issues to be submitted to arbitration, the amount involved, if any, to the extent known, if any, and the relief sought (the "Demand").

                  (d) Type of Arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association pursuant to the Uniform Arbitration Act as adopted in the State of Delaware or state equivalent (hereinafter the "AAA").

                  (e) Selection of Arbitrators. Within ten (10) days after service of the Demand, the party seeking arbitration shall file the following items with the office of the AAA nearest to the location of the Arbitration and shall copy the non-initiating party by certified mail: (i) the Demand; (ii) three (3) copies of this arbitration provision; (iii) a detailed statement of the Dispute, including, the amount involved to the extent known and the remedy or remedies sought; and (iv) the appropriate administrative fee as provided in the AAA Administrative Fee Schedule. The submission shall request that the AAA submit to the parties a list of at least three (3) disinterested arbitrators who have no prior dealings (other than prior service as an arbitrator) with either of the parties, and who would be willing to serve as arbitrators. The parties shall jointly select one (1) of the proposed arbitrators. If no agreement is reached as to the selection of the arbitrator, the parties may request that the AAA recommend at least three (3) additional arbitrators with the above stated qualifications. If the parties cannot agree on one (1) arbitrator from among the second group proposed by the AAA, the AAA shall appoint one (1) of the three
         (3) to serve a arbitrator.

                  (f) Evidence. The arbitrator shall be the sole judge of the admissibility, relevance and materiality of the evidence offered and conformity with the legal rules of evidence shall not be necessary. Discovery shall be permitted to the extent that it is not unduly burdensome, oppressive, annoying or used to harass the other party(ies).

                  (g) Location of Hearing. Each party hereby irrevocably submits to the jurisdiction of the arbitrator in the location of the party to whom the Demand is served and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.

                  (h) Closed Hearings. The arbitration hearing shall be closed to all persons except the arbitrator, the parties and their attorneys and witnesses.

                  (i) Arbitrator Compensation. The arbitrator shall fix his/her compensation together with the time and manner of payment. Such compensation shall be borne equally by the parties, unless the arbitrator, in his/her discretion, determines that the prevailing party's share should be paid by the losing party (ies).

                  (j) Limitation On Relief Awardable. Except for the enforcement of the provisions of Sections 6.1 and 6.14 hereof where injunctive relief shall be provided for, the sole forms of relief awardable by the arbitrators shall be to: issue a declaratory judgment on the construction and/or interpretation of any clause in the Agreement; and/or award actual money damages plus, if the arbitrator deems appropriate, pre-award and post award interest at the prime rate, as reported in the Wall Street Journal, Western Edition, plus 100 basis points, from the time when such amounts became due until paid. Each party shall bear an equal share of the cost of arbitration, except that the expenses of witnesses shall be borne by the party producing such witnesses. The arbitrator shall have no authority or power to grant, and no party shall seek, any award of punitive or exemplary or like damages.

                  (k) Decision of the Arbitrator and Entry of Judgment. The decision of the arbitrator shall be in writing, setting forth the reasons and grounds for the arbitrator's decision. The arbitrator's decision shall be final and binding upon, and enforceable as to, the parties. Judgment on the arbitration award may be entered in a court having jurisdiction over the matter.

                  (l) Payment of Award; Performance of Obligations. The party against whom the award is rendered shall pay any monetary award and/or comply with any other order of the arbitrator within sixty (60) days of the entry of judgment on the award, or take an appeal, to the extent that appeals of binding arbitration are permitted under the AAA procedures and/or the Uniform Arbitration Act as adopted in the State of Delaware, or the state equivalent.

                  (m) BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY THE LAWS OF THE STATE OF DELAWARE AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF DELAWARE. YOU AGREE THAT YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

         WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT TO NEUTRAL ARBITRATION.

         SELLER ______     PLIANT ______    BUYER ______

                  (n) Judgment upon the award may be entered by any court or judicial body of competent jurisdiction or other Governmental Authority having jurisdiction thereof or having jurisdiction over the Parties or their assets.

                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first hereinabove set forth.

                                SELLER:

                                PLIANT SOLUTIONS CORPORATION



                                By:
                                ------------------------------------------------
                                Name:
                                ------------------------------------------------
                                Title:
                                -----------------------------------------------



                                PLIANT:

                                PLIANT CORPORATION signing solely in connection with its representations and warranties set forth in Sections 2.1, 2.2 and 2.3 and its obligations under Section 6.14 and Section 11 hereof


                                By:
                                -----------------------------------------------
                                Name:
                                -----------------------------------------------
                                Title:
                                -----------------------------------------------



                                BUYER:

                              KITTRICH CORPORATION



                                By:
                                -----------------------------------------------
                                Name:
                                -----------------------------------------------
                                Title:
                                -----------------------------------------------